Exhibit 10.46

Dated:

2019

Mimecast Services Limited (1)

and

Heather Bentley (2)

Employment Contract

PARTIES

(1) MIMECAST SERVICES LIMITED incorporated and registered in England and Wales with company number 04901524 whose registered office is at 1 Finsbury Avenue, London, EC2M 2PF (the "Company"); and

(2) Heather Bentley of {the

"Employee" or "you")

AGREED TERMS

1. COMMENCEMENT AND TERM

1.1. The Company shall employ you and you shall serve the Company on the terms of this agreement

("Agreement").

1.2. This Agreement will commence on 25 November 2019 and will continue in force unless and until terminated by either party in accordance with the remaining terms of this Agreement.

1.3. No previous employment counts as part of your continuous employment with the Company.

2. JOB TITLE AND DUTIES

2.1. You are employed as SVP Customer Success and Support. Your job title may be changed from time to time where the Company considers it reasonable or necessary to do so.

2.2. Your duties include all work normally associated with your job title and any specific duties which are assigned to you from time to time or contained in any job description which may be issued to you. Your duties may be reasonably modified as necessary to meet the needs of the Company's  business. The Company has the right at any time and for any reason to reasonably vary, replace or extend your job description and to change the person to whom you report.

2.3. You will initially report to Peter Bauer ("Line Manager") however, you may be given instructions from any superior or director or other person as the Company from time to time deems appropriate. It is a condition of your employment that you are prepared to undertake reasonable duties other than those for which you have been specifically engaged.

2.4. You shall not, without the Company's prior written consent:

•	be employed or engaged in any other business during the course of your employment with the

Company; or

•	directly or indirectly, be concerned or interested in any trade, ousmess or organisation insofar as such concern or interest may conflict with your duties to the Company.

If you think you may be in breach of lhis clause in respect of any commilmenl or interests you must disclose this to the Company al lhe earliest available opportunity. Consent will not be unreasonably withheld.

2.5. You agree to familiarise yourself and comply with the rules, policies and procedures of me Company from time to lime in force (including, for the avoidance of doubt, those mcludeo in your induction programme via our Learning Management System as well as those on the Company's Intranet), although these do not form part of your contract of employment, unless slated otherwise. /\ll rules, policies and procedures can be found on the Company's intranet and are also available from Human Resources. The Company has the right at any time and for any reason lo withdraw, replace or change any rules, policies and procedures that may be in place from lime lo lime. Breaching any rules, policies and procedures may result in disciplinary action being taken against you. To the extent that there is any conflict between lhe terms of this Agreement and any rule, policy or procedure then lhe terms of this Agreement shall prevail.

2.6. All documents, manuals, hardware and software provided for your l!Se by the Company, and any data or documents (including copies) proouced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones and laptop computers), remain the property of the Company.

3. HOURS AND PLACE OF WORK

3.1. Your normal working hours are 9 a.m. to s.o.m. Monday to Friday (with an hour for lunch}, together with such additional hours as may be necessary for the proper performance of your duties. However, start and finish times may be varied by the Company to meet local operating requirements. You acknowledge that you shall not receive further remuneration in respect of such additional hours of work.

3.2. Your normal place of work is the Company's office at 1 Finsbury Avenue, London, EC2M 2PF, out the Company may require you to work at any place within Greater London on either a temporary or an indefinite basis for the proper performance and exercise of your duties.

3.3. You agree to travel on any Company business (both within the United Kingdom or abroad) as may be required for the proper performance of your duties, however, you shall not be required to work outside of the United Kingdom for any continuous period of more than a month.

3.4. You consent to the transfer of your employment under this Agreement to an Associated Employer at any time during your employment, which may entail reasonable relocation of your place of work.

3.5. You agree that you may work for more than an average of 48 hours a week unless you notify the Company in writing at the time of signing this Agreement that you do not wish to do so. If you change your mind about the agreement to work for more than an average of 48 hours a week, you must give the Company three months' notice in writing.

4. PROBATIONARY PERIOD

4.1. The first three months of your employment is a probationary period and your employment may be terminated by either party during this period at any time by giving one week's notice or by payment in lieu of such notice. The Company may, at its discretion. extend the probationary period for up to a further three months and if it shall fail to notify you either verbally or in writing that you have successfully completed your probationary period, it will be treated as having been extended for a further three months.

5. SALARY, BENEFITS & DEDUCTIONS

5.1. You are paid a gross salary of £225,000 per annum.

5.2. Your salary shall accrue from day to day and will be paid in twelve equal monthly instalments. in arrears, on or about the last Friday of each calendar month. This will be paid by way of bank credit transfer directly into your bank or building society, after the deduction of tax and National Insurance contributions and any other such deductions which are agreed or which the Company is required by law to deduct. Although the Company will make all reasonable, necessary arrangements to ensure that salaries are paid by their due date, it cannot be held responsible for late payment of salaries in the event of bank transfer delays.

5.3. Your salary may be reviewed annually at the sole discretion of the Company but a salary increase is not a contractual  entitlement. The Company is under no obligation to award an increase following a salary review. There will be no review of salary after notice has been given by either party to terminate your employment nor will salaries be reviewed when employees are still within their probationary period.

5.4. You will be eligible to participate in the Company's discretionary corporate bonus scheme in accordance with the rules of the scheme as amended from time lo time. The objective of the bonus scheme is to attract, motivate and retain talented and effective staff. The maximum potential bonus for which you will be eligible is 50% of your annum base salary, pro rated if you join part was through a fiscal year. The Company will have absolute discretion over your maximum potential bonus, targets set for each bonus period and the amount that you would receive. The Company will inform you of the targets once they have been set and of the amount you would receive if those targets were met. In considering payment of any bonus the Company will take account of whatever factors it considers appropriate which will include (but will not necessarily be limited to) targets being met, company performance and your own individual contribution and performance. If the Company makes any bonus payments to you during your employment it shall not become obliged to make bonus payments in future years. In any event, you will not, unless otherwise agreed at the sole discretion of the Company, be eligible to receive a bonus if your employment has terminated (for any reason) or if you are serving a period of notice (whether given by you or the Company) at lhe lime that bonuses are paid. The Company reserves the right to withdraw, replace or vary the scheme at any time.

5.5. You authorise the Company at any time during your employment or in any event on the termination of your employment, to deduct from your salary payment and any sums the Company is liable to pay lo you, any amount from lime to time which you owe to the Company including but not limited to any outstanding loans, advances, payments for excess holiday and overpayment of wages and you expressly consent to any such deductions pursuant to Part 11 of the Employment Rights Act 1996.

5.6. You are eligible for membership of the Company's non contributory Private Medical Insurance Scheme subject always to the rules of the scheme in place from time to lime, and subject to you being eligible to participate in or benefit from the scheme. The Company reserves the right to terminate its participation in any private medical insurance scheme or substitute another scheme or alter the benefits available under the scheme. This is a taxable benefit.

5. 7. All eligible employees will be automatically enrolled into the Group Personal Pension Plan set up by the Company. New members of staff will be automatically enrolled, providing they are eligible, after three months service with the Company, but can elect to opt in sooner should they wish to do so. Employees are required to contribute a minimum of 3.5% of their total pay and the company will also pay 3.5% into their pension Plan. Entry to the Plan is by default on the basis of salary exchange unless you opt out of the salary exchange arrangements. Details can be obtained from HR and are available on the Company's intranet.

6. HOLIDAYS

6.1. You shall be entitled to 25 days' paid holiday in each holiday year together with the usual public holidays in England and Wales. The Company's holiday year runs between 1 April and 31 March. If you work part-time, this entitlement will be pro-rated as appropriate. If your employment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro-rata basis rounded to the nearest half day.

6.2. You must give reasonable notice of proposed holiday dales which must be agreed in advance with your Line Manager and in accordance with the Company's holiday request procedures, in place from time to time. You may carry rorward any unused holiday entitlement into the next holiday year, this is known as overdue holiday. Any such overdue holiday carried forward must be taken within the first 6 months of the following holiday year or such leave will be forfeited. There will be no payment in lieu of overdue leave in any circumstances.

6.3. You shall have no entitlement to any payment in lieu of accrued but untaken holiday save on termination of your employment. If you have taken more than your accrued entitlement, you will be required to reimburse the Company in respect of the excess days taken and the Company is authorised to deduct the appropriate amount from any sums due to you. Subject to clause 6.4 the amount of such payment in lieu shall be based on your entitlement under clause 6. 1   for the leave year in which termination takes place and shall be paid at the rate of 1/26Dth of your salary for each untaken day.

6.4. On termination of your employment, the Company may either require you lo take any unused and accrued holiday entitlement during any notice period by giving you at least one day's notice or make a payment in lieu of that entitlement.

7. ABSENCE

7.1. If you are absent from work for any reason, you must notify your line Manager of your absence and the reason for your absence by 9.15 a. m. or as soon as possible on the first day of absence. If the absence is due to illness you are required to give details of the nature of the illness and any indication that can be given of your anticipated length of absence. Failure to do so may result in disciplinary action or the withholding of sick pay.

7.2. In all cases of absence a self-certification form, which is available on the Company's intranet or from Human Resources, must be completed on your return to work and supplied to Human Resources. You must also register your absence on the Intranet. The Company may take whatever steps it considers reasonably necessary to verify that a self-certification form is accurate and valid.

7.3. For any period of incapacity due to sickness or injury which lasts for seven consecutive days or more. a doctor's certificate stating the reason for absence must be obtained at your own cost and supplied lo Human Resources. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

7.4. You agree to consent to a medical examination (at the Company's expense) by a doctor or specialist nominated by the Company should the Company so require. You agree that any report produced in connection with any such examination be disclosed to the Company and the Company may discuss \he contents of the report with the relevant doctor/specialist. Alternatively, you may be asked to obtain a medical report from your GP or another person responsible for your clinical care and to provide this lo the Company and to give permission to the Company  to discuss the report with your GP or other person. The purpose of this report is to ascertain medical opinion as to \he effects of any condition on your ability to undertake your role and to highlight any reasonable adjustments for consideration.

7.5. While the Employer will normally be sympathetic to cases of genuine sickness, illness or accident, prolonged, persistent or regular absence may be dealt with through the Company's Sickness and Health and/or disciplinary procedure(s), in place from time to time. The Company reserves the right to terminate employment on grounds of ill-health if you are no longer capable of fulfilling the requirements of the role.

7.6. You shall abide by the Company's policies on sickness and incapacity as communicated and as amended from time to time. Any abuse of the Company's sickness and incapacity policies will result in disciplinary action being taken against you. All policies referred to in this section can be found on the Company's intranet ano are not incorporated into this Agreement by reference.

8. SICK PAY

8.1. You will be entitled to Company Sick Pay (being normal basic salary) for a total of 10 days over 3 instances of sickness  in any 12 month rolling period. Thereafter, you will be entitled to Statutory Sick Pay ("SSP") in accordance with the rules laid down by law subject to meeting any qualifying conditions. Company Sick Pay and SSP are paid conditional upon your compliance with the Company's sickness absence procedures. Company sick pay is inclusive of any SSP to which you may be entitled for those days.

8.2. Qualifying days for SSP purposes are defined as those days of the week on which you are contracted to work. Should the Company, in its absolute judgement make any discretionary payment in times of sickness. this includes any entitlement to SSP.

8.3. You will forfeit your entitlement to Company Sick Pay if you refuse to attend a medical examination pursuant to clause 7.4 or if your incapacity has been caused by participation in dangerous sports or activities. You may also forfeit your entitlement to SSP if you fail to comply with the notification procedures or if you make or produce any misleading or untrue statement or document concerning your fitness for work.

8.4. You agree to repay the Company on request such sums as you may receive by way of sick pay if you recover compensation and/or damages from any third party including the Company as a consequence of your suffering illness and/or injury.

9. CONFIDENTIAL INFORMATION

9.1. Without prejudice to your common law duties, you shall not (except in the proper course of your duties, as authorised or required by law or as authorised by the Company) either during your employment or at any time after termination of your employment (howsoever arising):

9.1.1. use any Confidential Information; or

9.1.2. make or use any Copies; or

9.1.3. disclose any Confidential tnformation to any person, company or other organisation whatsoever.

9.2. The restriction in clause 9.1 does not apply to any Confidential Information which is or becomes in the public domain other than through your or any unauthorised disclosure.

9.3. You must familiarise yourself with any policy or procedure relating to the Company's  information and its security and you shall be responsible for protecting the confidentiality of the Confidential Information and shall:

9.3.1. use your best endeavours to prevent the use or communication of any Confidential Information by any person. company or organisation (except in the proper course of your duties, as required by law or as authorised by the Company); and

9.3.2. inform the Company immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

9.4. All Confidential Information and Copies shall be the property of the Company and on termination of your employment. or at the request of the Company, you agree that you will:

9.4.1. hand over all Confidential Information or Copies to the your Line Manager or Human Resources;

9.4.2. forward a copy to us and then irretrievably delete any Confidential Information stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites, and all matter derived from such sources which is in his possession or under your control outside the Company's premises; and

9.4.3. provide a signed statement that you have complied fully with your obligations under this clause 9.

9.5. Any breaches of this clause 9 will render you subject to disciplinary action, including, but not limited to summary dismissal. However, nothing in this clause 9 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and you have complied with the Company's policy from time to time in force regarding such disclosures.

10. INTELLECTUAL PROPERTY

10.1. You acknowledge that all Employment IPRs. Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law.

10.2. You hereby assign as appropriate and to the fullest extent permitted by law all existing and future rights {including Employment IPRs), titles and interests in all Employment Inventions to the Company. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.

10.3. You undertake to use your best endeavours to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment I PRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions anywhere in the world. Such documents may, at the Company's request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying with this clause 10. 3.

10.4. You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

10.5. Notwithstanding the foregoing, this Agreement does not obligate you to assign to the Company any invention which, in the Company's reasonable judgment is: (i) developed entirely on your own time; (ii) developed without the use of any Company resources; and (iii) unrelated to the business efforts or research and development efforts in which the Company is engaged or reasonably could be expected  to engage in during your employment with the Company. However. you will promptly disclose to the Company any such inventions for the purpose of determining whether they qualify for such exclusion.

10.6. To preclude any possible uncertainty, you agree that you have set forth on Exhibit A attached hereto a complete list of inventions (including any issued or pending patents for which you are named as an inventor) that you (alone or jointly with others) have conceived or developed or began developing prior to your employment with the Company which you consider to be your property or the property of third parties and that you wish to have excluded from the scope of this Agreement ("Prior Inventions"). If, in the course of your employment with the Company, you incorporate a Prior Invention into a Company product, service, process, machine, or other work done for the Company, you hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, you will not incorporate, or permit to be incorporate Prior Inventions in any Employment Invention.

11. TERMINATION OF EMPLOYMENT

11.1. During your probationary period (including any period by which your probationary period is extended), your employment may be terminated at any time by the Company giving one week's notice in writing.

11.2. Subject to the provisions regarding earlier termination contained in this Agreement and following successful completion of your probationary period, this Agreement shall continue until terminated by either party giving one months' notice in writing to the other in the first 4 years of employment and thereafter one week's notice for each complete  year of employment up to a maximum of 12 weeks after

12 or more complete years of employment.

11.3. Notwithstanding clause 11.2, the Company may (in its sole and absolute discretion) terminate your employment al any lime and with immediate effect by making you a payment in lieu of all or part of your notice period consisting your basic salary only, less the usual tax and national insurance contributions.

11.4. You will have no right to receive a payment in lieu of notice unless the Company has exercised its discretion in clause 11.3 above. Nothing in this clause 11 shall prevent the Company from terminating your employment and electing not to make you any payment in lieu of notice.

11.5. If at any lime either you or the Company gives notice of termination of this Agreement then the Company may in its absolute discretion place you on garden leave during your notice period. During any period of garden leave the Company will be under no obligation to provide any work for you and you will have no right to perform any duties or services for the Company or any member of the Group. The Company will be entitled to exclude you from any premises of the Company or any other member of the Group and to require you lo resign from any or all offices of the Company and of any member of the Group. You must also comply with any conditions laid down by the Company including but not limited to the prohibition of any contact and/or dealings between you and the customers, clients, suppliers, employees, agents, distributors and/or consultants of the Company or any member of the Group but for the avoidance of doubt you will remain an employee and remain bound by all your obligations (except those from which you are explicitly released) and be entitled to all your remuneration and benefits in this Agreement.

11.6. The Company may also terminate your employment at any time with immediate effect without notice and without payment in lieu of notice if you:-

11.6.1. are guilty of gross misconduct or commit any material or (after warning) repeated or continued breach or non-observance of your obligations to the Company (whether under this Agreement or otherwise) or if you refuse or neglect to comply with any reasonable and lawful directions of the Company; and/or if you

11.6.2. are guilty of any fraud or dishonesty or act in a manner which in the opinion of the Company brings or is likely lo bring you or the Company into disrepute or is materially adverse to the interests of the

Company; and/or if you

11.6.3. are found guilty of having committed a criminal offence other than minor road traffic offences for which no custodial penalty is imposed.

11.7. The rights of the Company under clause 11.6 are without prejudice to any other rights that it might have at law to terminate your employment or to accept any breach by you of this Agreement as having brought this Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

12. OBLIGATIONS UPON TERMINATION

12.1. On termination of your employment (howsoever arising) you will:

12.1.1. immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located and including any copies or notes relating to it) relating to the business or affairs of ils business contacts, any keys or keycards, and any other property of the Company including any laptop computer, mobile phone, blackberry or other electronic device which is in your possession or under your control;

12.1.2. forward a copy to us and then irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the Company's premises;

12.1.3. provide us with details on request of any passwords or passcodes used by you; and

12.1.4. if requested to do so by the Company provide a signed statement that you have complied fully with your obligations under this clause 12. 1.

12.2. On termination of your employment howsoever arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company in which you may participate.

12.3. If your employment is terminated at any time in connection with any reconstruction or amalgamation of the Company whether by winding up or otherwise and you receive an offer of employment (on terms no less favourable overall than the terms of this Agreement) from an undertaking involved in or resulting from such reconstruction or amalgamation you will have no claim whatsoever against the Company arising out of or connected with such termination.

13. RETIREMENT

13.1. Subject to the provisions regarding earlier termination contained in this Agreement, this Agreement shall terminate on the date that you reach age 65 (subject to any statutory procedures applicable on retirement and in accordance with any applicable Retirement Policy set out by the Company from time to time) or such age as may from time to time be determined by the Company as the normal retirement age.

14. DISCIPLINARY AND GRIEVANCE PROCEDURES

14.1. You are subject to the Company's Disciplinary and Grievance procedures, copies of which are available from Human Resources and on the Company's Intranet. These procedures do not form part of your contract of employment and the Company reserves the right to replace or amend these procedures from time lo lime lo improve clarity, reflect best practice or keep in line with changing legislation.

14.2. If you wish to appeal against a disciplinary decision you may appeal in writing in accordance with the Company's Disciplinary procedure in place from lime to time.

14.3. You may be suspended  al any time during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaulls. During any period of suspension you shall continue to receive your salary and contractual benefits for a period of up to 20 working days, or such longer period as shall reasonably be necessary to conclude the investigation.

14.4. If you wish to raise a grievance, you may apply in writing to your Line Manager in accordance with the Company's Grievance procedure.

15. COLLECTIVE AGREEMENT

15.1. There is no collective agreement in force which directly affects your employment.

16. HEALTH AND SAFETY

16.1. The Company will take all reasonable steps to ensure your health and safety and welfare while al work. You must comply with any rules or regulations made from time to time by the Company for Ille health safety and welfare of its employees and familiarise yourself with such rules or regulations including the Health and Safety Policy and the Company's Health and Safety Manual which is available on the Company's Intranet. This policy/manual is for information purposes and does not incorporate into this agreement by reference.

16.2. You must also take care of your own health and safely and that of your colleagues or others who may be affected by your acts or omissions at work. You must inform your Line Manager or a member of Human Resources if you feel that your health is affected by any work-related issue.

16.3. Wilful breaches of U1e Company's Health and Safely policies will be dealt with through the

Company's Disciplinary procedure.

17. STATUTORY LEAVE ENTITLEMENT

17.1. Employees who are eligible for maternity, paternity, parental or adoption leave will be given those statutory rights which are, from time to time, in force.

17.2. Should you be eligible for, and wish to take, maternity, paternity, parental or adoption leave, please consult the Company's policies and procedures for further details. These can be found on the Company's intranet and provide information and guidance, in place from time to time, but is not legally binding.

18. E-MAIL ANO INTERNET

18.1. Telephone calls made and received by you using the Company's equipment, use of the email system to send or receive business or personal correspondence and use of the Internet may be monitored andlor recorded by the Company for the purposes of ensuring appropriate use, including

(without limitation) compliance with the Company's policies, assisting in the investigation of wrongful acts, complying with legal obligations and finding or retrieving lost messages. You acknowledge that the content of any communications using the Company's systems or anything stored on such systems will not be private and confidential to you but will belong to the Company and that such systems should be used for business purposes.

18.2. Further details are contained in the Company's policies regarding email and internet usage, copies of which can be found on the Company's intranet. Any breach of the Company's email and internet policies will resu It in disciplinary action being taken against you.

19. DATA PROTECTION

19.1. You consent lo the Company processing data relating to you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you including, as appropriate:

19.1.1. information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work;

19.1.2. your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation;

19.1.3. information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

19.2. If the Company deems it necessary it may make such information available lo those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

19.3. You consent to the transfer of such information to the Company's  business contacts outside the European Economic Area in order to further its business interests even where the country or territory in question does not maintain adequate data protection standards.

19.4. You are responsible for informing the Company of all changes to your personal data, including but not limited to your name, address, marital status, contact details and next of kin. You shall also use reasonable endeavours to ensure that any personal data of other employees, including that which you may use or access during the Employment or in accordance with your duties and responsibilities, is kept secure from unauthorised access or disclosure and must not be discussed or disclosed except in accordance with the Company's Data Protection Policy and the Data Protection Act 1998 and as amended.

19.5. Please familiarise yourself with the Company's Data Protection Policy which contains furtller details relating to data protection. All Company polices can be found on the Company's intranel and are not incorporated by references into this agreement.

20. RESTRICTIVE COVENANTS

20.1. In this clause:

"Client" means any Person who at any time during the Relevant Period was a client of the Company or any Relevant Group Company:

•	With whom you had material dealings or for whom you had responsibility on behalf of the Company or any Relevant Group Company at any time during the Relevant Period; or

•	in respect of whom you obtained or otherwise received confidential information;

"Directly or Indirectly" means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person;

"Key Person" means any individual:

•

who at any time during tile Relevant Period was engaged or employed as an employee, director or consultant by the Company or any Relevant Group Company (other than an individual in business on his/her own account providing professional independent advisory services to us or any Relevant Group Company);

•	with whom you worked to a material extent or for whom you had managerial responsibility at any time during the Relevant Period; and

•	who was employed or engaged during the Relevant Period in a senior. sales, marketing, financial, managerial, professional or equivalent capacity;

"Materially Involved" means Directly or Indirectly employed or engaged by or interested in, other than as a shareholder of up to 3% of the issued shares of any company  listed on any recognised investment exchange for the purposes of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000;

"Person" means individual, firm, company, association, corporation or other organisation;

"Prospective Client" means any Person who at any time during the Relevant Period had Relevant Discussions in which you were materially involved, for which you had responsibilities or about which you obtained or otherwise received confidential information;

"Relevant Discussions" mean any discussion, pitch, tender, presentation, negotiation or invitation to enter into or participate in any discussion, pitch, tender, presentation or negotiation, with the Company or any Relevant Group Company, with a view to receiving services from us or any Relevant Group Company;

"Relevant Group Company" means any Group Company for which you carried out work or had responsibility during the Relevant Period;

"Relevant Period" means the period of 12 months prior to the Termination Date;

"Restricted Arca" means the United Kingdom and any other territories or countries for which you had responsibility or in respect of which your duties for the Company or any Relevant Group Company were materially involved at any time in the 24 months immediately prior to the Termination Date;

"Restricted Products and Services" means any products or services which compete with or are of the same or similar kind as any products or services:

•	provided by the Company or any Relevant Group Company in the ordinary course of its or their business during the Relevant Period; and

•	in respect of which you were directly concerned, were materially involved or had responsibility during the Relevant Period or about which you obtained or otherwise received confidential information;

20.2 In order to protect the Company's and any Relevant Group Company's confidential information, trade secrets, goodwill, customer/client base, potential customer/client base, other business connections and stable workforce, you agree to be bound by the restrictions set out below.

20.3 For a period of 6 months immediately following the Termination Date you will not either Directly or Indirectly without written consent from the Company:

20.3.1 in competition with the Company or any Relevant Group Company be Materially Involved with any Person providing Restricted Products and Services within the Restricted Area;

20.3.2 encourage or try to encourage any Client or any Prospective Client either not to give custom or to take custom away from the Company or any Relevant Group Company;

20.3.3 in competition with the Company or any Relevant Group Company either:

20.3.3.1 solicit or try to solicit the custom of any Client or any Prospective Client with a view to supplying that Client or Prospective Client with Restricted Products and Services; and/or

20.3.3.2 supply Restricted Products and Services to any Client or any Prospective Client;

20.3.4 entice away or try to entice away from the Company or any Relevant Group Company any KeyPerson and/or;

20.3.5 employ or enter into partnership or association with or retain the services of any Key Person or offer to do so;

20.4 You undertake that if you receive an offer of employment or engagement with a Person other than the Company or any Group Company during lhe period for which the restrictions set out above remain in force, you will immediately provide that Person with a complete copy of this clause and the relevant definitions.

20.5 You agree that the Company is entering into lhe above restrictions and all relevant definitions for its own benefit and as trustee for each Relevant Group Company.

20.6 Any period during which you are required by the Company to remain on garden leave shall be deducted from each of the period of restriction referred in clause 20. 3 above.

21. AMENDMENTS

21.1. The Company is entitled to introduce or make reasonable changes to your tenns of employment from time to time by notifying you of such in writing either by way of an individual notice or a general notice to all employees.

22. THIRD PARTY RIGHTS

22.1. Any Group Company may enjoy the benefit and enforce the terms of this Agreement in accordance with the Contracts (Rights of Third Parties) Act 1999 (lhe "Act"), but otherwise the Act shall not apply lo this Agreement. No person other than you and the Company shall have any rights under this Agreement and this Agreement shall not be enforceable by any person other than you and the Company.

23. ENTIRE AGREEMENT

23.1. This Agreement supersedes all previous agreements and discussions between you and the Company and forms the entire agreement between you and the Company in respect of your terms of employment save for the offer letter from the Company to you dated 11/1 0/2019 which shall be read in conjunction with this Agreement (although in the event of a conflict the terms of this Agreement shall prevail).

24. NOTICES

24.1. Any notice to be given under this Agreement shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of lhe Company) its registered office for the time being and {in your case) either to your address shown in this Agreement or to your last known address and shall be deemed to have been served at the lime at which it was delivered personally or transmitted or, if sent by post, would be delivered in the ordinary course of post. For the avoidance of doubt, no notices may be served by email except with the written consent of the other party.

25. GOVERNING LAW

25.1. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be govemed by and construed in accordance with English law.

25.2. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

26. MISCELLANEOUS

26. 1. Unless otherwise specified, references to any enactment shall be construed as references to such enactment as, from time to time. amended or re-enacted or as its application is modified by other provisions (whether before or after the date of this Agreement) and to any previous enactment consolidated in it and to any regulation or order made under il.

26.2. Unless the context otherwise  requires in this Agreement words denoting the singular shall include the plural, and vice versa, and words denoting any gender shall include all genders.

26.3. Unless otherwise stated any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

26.4. The clause headings in this Agreement are for the convenience of the parties only and shall not affect its interpretation in any way.

27. DEFINITIONS

27.1. In this Agreement the following terms have the following meaning:

"Associated Employer"	has the meaning given to it in the Employment Rights Act 1996.

118oard11	means the board of directors of the Company (including any committee of the board duly appointed by it).

"Confidential Information"

means information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) relating to the business, clients, customers, prospective clients and customers, products, affairs, business plans, marketing strategies and finances of the Company or any Group Company which is confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or of any Group Company or any of its suppliers, clients, customers, agents, distributors, shareholders or management, including (but not limited to) that you create, develop, receive or obtain in connection with your employment, whether or not such information (if in anything other than oral form) is marked confidential.

"Copies"

means copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

"Employment Inventions"

means any Invention which is made wholly or partially by you al any time during lhe course of your employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

"Employment IPRs"	means Intellectual Property Rights created by you in lhe course of your employment with the Company (whether or not during working hours or using Company premises or resources).

"Group Company"

means the Company, any company of which it is a subsidiary (its holding company) from time lo time and any subsidiaries of the Company or of any such holding company from time lo time. Subsidiary and holding company shall have the meanings given in s.1159 of the Companies Act 2006.

"Incapacity" "Intellectual Property Rights"

means any sickness or injury which prevents you from carrying out your duties. means patents, petty patents. rights to inventions, copyright and related rights, trade marks, service marks, brand and trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in any compilation of data, unfair competition rights, rights in designs, rights in computer software, database rights. topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

"Invention":	means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

"Termination"	means the termination of your employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

Vice President, Talent Acquisition

SIGNED for and on behalf of the Mimecast Services Limited: Oate:4 November 2019

SIGNED and Acknowledged by Employee:

I acknowledge that I have read and accept the terms and conditions detailed in this Agreement as being my contract of employment with the Company.

I consent to the deductions from my pay referred to in section 5 of this Agreement.

I consent to the Company processing my personal and sensitive data for the purposes set out in section

19 of this Agreement.

Name
Heather Bentley

Exhibit A: Prior Inventions